                                                                    EXHIBIT 10.4

                          CAPITAL BANK & TRUST COMPANY

                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

         THIS AGREEMENT is made to be effective this 20th day of August, 2003 (the "Effective Date"), by and between Capital Bank & Trust Company (the "Bank"), a state-chartered bank located in Nashville, Tennessee and R. Rick Hart (the "Executive"), intending to be legally bound hereby.

                                  INTRODUCTION

         To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide supplemental retirement benefits to the Executive. The Bank will pay the benefits from its general assets.

                                    AGREEMENT

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

                  1.1.1 "Change in Control" means any of the following: There occurs or exists, as a result of one or more transactions or occurrences, if and when, with or without the approval of the Board of the Bank incumbent prior to the occurrence: (1) more than 35% of the outstanding securities entitled to vote in an election of Directors of the Bank shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended); or (2) as the result of a tender offer, merger, consolidation, sale of assets or contested election or any combination of such transactions, the persons who were Directors of the Bank immediately before the commencement of such transaction shall cease to constitute a majority of the Board.

                  The interpretation of this Change in Control definition shall be in accordance with the change in control regulations and other applicable rules, regulations and interpretations of the Board of Governors of the Federal Reserve System ("FRB") and including, without limitation, Regulation Y of the FRB and other applicable FRB rules, regulations and interpretations as in effect from time to time during the Term or any Extended Term of this Agreement, all as in effect from time to time during the Term or any Extended Term of this Agreement. In addition, a Change in Control shall be deemed to have occurred upon any merger, consolidation or reorganization to which the Bank (or an entity controlled thereby) is a party, but is not a surviving entity; or upon the sale of all or substantially all of the assets of the Bank.

                  The Executive's right to resign for cause as a result of a Change in Control shall be operative when there has been, in fact, a change in control from that in effect on the Effective Date of this Agreement, all as more fully described in the Employment Agreement. Notwithstanding anything else to the contrary set forth in this Plan, if (i) an agreement is executed by the Bank providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Executive's employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Plan it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

                  Inasmuch as the Bank is a subsidiary of the Corporation, a bank holding company, the interpretation of this Change in Control definition shall be in accordance with Regulation Y of the Board of Governors of the Federal Reserve System ("FRB") and other applicable FRB rules, regulations and interpretations as in effect from time to time during the Term or any Extended Term of this Agreement.

                  The intent of this Change in Control provision is to provide protection for Executive against changes in control and ownership, Executive having contracted herein to be employed by the Bank and having stated his desire to be protected against changes in control. Once a Change in Control has been finally consummated, then the Executive shall have six months from the date of such final consummation to terminate his employment under this Agreement and, which resignation shall be deemed to be for cause. By such resignation for cause, the Executive is entitled to demand the Termination Payment and other benefits and bargains due to him. If the Executive does not resign within such six months, then the particular Change in Control shall be deemed to have been waived by the Executive. The Executive shall have a reasonable degree of latitude and discretion in determining the effective date of the consummation of a change in control.

         Unless it reasonably appears that the resignation or retirement of directors of the Bank is related to a Change in Control transaction (such as, but not limited to a merger, tender offer, reverse stock split or disposition of assets), then the resignation or retirement of directors of the Bank shall not alone be deemed to be a Change in Control for purposes of this Agreement.

                  For purposes of this Change in Control definition, the term "Bank" means and includes the Corporation, which is the parent bank holding company that, as of the date of this Agreement, is the owner of all (100%) of the Bank's common voting stock.

                  1.1.2 "Code" means the Internal Revenue Code of 1986, as amended.

                  1.1.3 "Corporation" means Capital Bancorp, Inc.

                  1.1.4 "Disability" means the Executive's suffering a sickness, accident or injury which has been determined by the carrier of any group disability insurance policy provided by the Bank or made available by the Bank to its employees and covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Bank of the carrier's or Social Security Administration's determination upon the request of the Bank.

                  1.1.5 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

                  1.1.6 "Employment Agreement" means Employment Agreement between the Bank and the Executive dated December 13, 2000.

                  1.1.7 "Normal Retirement Age" means the Executive's 65th birthday.

                  1.1.8 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

                  1.1.9 "Plan Year" means each consecutive twelve (12) month period commencing with the effective date of this Agreement.

                  1.1.10 "Termination of Employment" means that the Executive ceases to be employed by the Bank for any reason whatsoever other than by reason of a leave of absence, which is approved by the Bank. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Bank shall have the sole and absolute right to decide the dispute.

                  1.1.11 "Other Terms"- Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

                                    ARTICLE 2
                                LIFETIME BENEFITS

         2.1 Normal Retirement Benefit. The Bank shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement upon Termination of Employment on or after the Normal Retirement Age for reasons other than death.

                  2.1.1 Amount of Benefit. The annual Normal Retirement Benefit under this Section 2.1 is $126,000 (one hundred twenty-six thousand dollars). The Bank may increase the annual benefit under this Section
         2.1 at the sole and absolute discretion of the Bank's Board of Directors. Any increase in the annual benefit shall require the recalculation of all the amounts on Schedule A attached hereto. The annual benefit amounts on Schedule A are calculated by amortizing the Accrued Benefit using the interest method of accounting, a 6.50% discount rate, monthly compounding and monthly payments.

                  2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for 179 consecutive additional months.

                  2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Bank's Board of Directors, in its sole discretion, may increase the benefit.

         2.2 Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

                  2.2.1 Amount of Benefit. The annual benefit under this Section
         2.2 is the Accrued Benefit set forth in Schedule A for the Plan Year ended immediately prior to the Early Termination Date.

                  2.2.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in equal monthly installments commencing within 45 days after the date of the Executive's Normal Retirement Age and continuing for 179 consecutive additional months.

                  2.2.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

         2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

                  2.3.1 Amount of Benefit. The annual benefit under this Section
         2.3 is the Disability Benefit amount set forth in Schedule A for the Plan Year ended immediately prior to the date in which Termination of Employment occurs.

                  2.3.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in equal monthly installments commencing within 45 days after the date of the Executive's Normal Retirement Age and continuing for 179 consecutive additional months.

                  2.3.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

         2.4 Change in Control Benefit. If Executive is in active service at the time of a Change in Control, the Bank shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

                  2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Normal Retirement benefit set forth in Section 2.1.1.

                  2.4.2 Payment of Benefit. The Bank shall distribute the annual benefit to the Executive in equal monthly installments commencing with the month following the Executive's Normal Retirement Age and continuing for 179 consecutive additional months.

                                    ARTICLE 3
                                 DEATH BENEFITS

         3.1 Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

                  3.1.1 Amount of Benefit. The annual benefit under this Section
         3.1 is the Normal Retirement Benefit described in Section 2.1.1.

                  3.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the beneficiary in equal monthly installments payable on the first day of each month commencing within 45 days of the Executive's death and continuing for 179 consecutive additional months.

         3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

         3.3 Death Following Termination of Employment But Before Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Bank shall pay to the Executive's beneficiary the same benefits, in the same manner, they would have been paid to the Executive had the Executive survived; however, said benefit payments will commence within 45 days of the Executive's death.

                                    ARTICLE 4
                                  BENEFICIARIES

         4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

         4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Bank may require proof of incapacity, minority or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

         5.1 Excess Parachute or Golden Parachute Payment. If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits pursuant to this Agreement shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under this Agreement being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.

         5.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement, if the Bank terminate the Executive's employment for cause. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Agreement. For purposes of this Section, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Bank.

         5.3 Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act ("FDIA").

         5.4 Non-Competition, Non-Solicitation, and Non-Disclosure Agreements. Executive shall forfeit any unpaid benefits under this Agreement if during the term of this Agreement, and before all benefits have been paid, the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity violates any of the terms of Section 5.4.1 or Section 5.4.2. The Executive shall be liable to the Bank and/or the Corporation, as applicable, for any actual damages that accrue as a result of any violation of Section 5.4.5, as well as being subject to injunctive remedies.

                  5.4.1 Participation in a Competing Business. Except as otherwise expressly provided in this Agreement or in the Employment Agreement, during the Term or any Extended Term and for one year after termination of the Executive's employment (such one year being the "Post-Term Period") (regardless of whether the Executive's employment ends at the end of the Term or any Extended Term or at some other point after the end of the Term or any Extended
Term), the Executive will not become involved with a Competing Business (as defined below) or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, "founder," employee, consultant, or agent; provided, however, that the Executive may acquire and own an interest not to exceed two percent (2%) of the total equity interest in any publicly held entity whose equity securities are listed on a national securities exchange (even if such entity is a Competing Business).

         The Executive's non-competition obligations for the Post-Term Period will not apply if (1) the Executive's employment during the Term or any Extended Term is terminated without a cause described in Section 7(a) of the Employment Agreement, (2) the Executive terminates his employment during the Term or any Extended Term for a cause described in subsection 7(b) or subsection 7(j) of the Employment Agreement, or (3) the Bank, the Corporation, or their respective successor(s) decline(s) to employ the Executive after expiration of the Term or any Extended Term except that the Bank may extend the non-competition period as provided in Section 7(e) of the Employment Agreement.

                  5.4.2 No Solicitation. During the Term or any Extended Term and the Post-Term Period (regardless of whether the Executive's employment ends at the end of the Term or any Extended Term or at some other point after the end of the Term or any Extended Term) the Executive will not directly or indirectly solicit or attempt to solicit (1) any employees located in Davidson County in the State of Tennessee, or in any other county or counties in Tennessee in which the Bank or an affiliate of the Bank maintains an office during the Executive's employment (the "Counties") of the Bank or any affiliate of the Bank, to leave their employment or (2) any customers located in any of the Counties of the Bank or any affiliate of the Bank to remove their business from the Bank or any affiliate of the Bank, or to participate in any manner in a Competing Business. Solicitation prohibited under this Section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications. The Executive's non-solicitation obligations shall in all events be the same as for any non-competition period (including the period specified in Section 7(e) of the Employment Agreement).

                  5.4.3 Employment Outside the Counties. Nothing in this Agreement or the Employment Agreement prevents the Executive from accepting employment from a Competing Business, after termination of the Executive's employment, outside the Counties, as long as the Executive will not, either directly or indirectly, (a) act as an employee or other representative or agent of the Competing Business within the Counties or (b) have any responsibilities for the Competing Business' operations within the Counties. The summary contained in Section 9(f) of the Employment Agreement is incorporated herein by reference.

                  5.4.4 Competing Business. "Competing Business" means any financial institution or trust company that competes with, or will compete in any of the Counties with, the Bank or any affiliate of the Bank. The term "Competing Business" includes, without limitation, any start-up or other financial institution or trust company in formation.

                  5.4.5 Nondisclosure. During the term of his employment hereunder, or at any time thereafter, the Executive shall not disclose or use (except in the course of his employment hereunder) any confidential or proprietary information or data of the Corporation, the Bank, or any of their respective affiliates, regardless of whether such information or data is embodied in writing or other physical form. Of course, the Executive's knowledge and skills obtained during employment shall remain his alone and information that is publicly known shall not be covered by this restriction unless such information became publicly known as a result of the Executive's violation of this Section or some other duty to the Corporation and the Bank.

                  5.4.6 Judicial Relief. In the event of a breach or threatened breach by the Executive of any provision of these restrictions, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank. Accordingly, in the event of a breach or threatened breach of this Agreement, the Executive consents to the Bank's entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Bank's rights hereunder and preventing the Executive from further breaching any of his obligations set forth herein. The Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Bank post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive. The Executive expressly acknowledges and agrees that: (i) the restrictions set forth in this Section 5 are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Bank in this Section 5 are necessary to protect its legitimate business interest,
(iii) the restrictions set forth in this Section 5 will not be materially adverse to the Executive's employment with the Bank, and (iv) Executive's agreement to observe such restrictions forms a material part of the consideration for this Agreement. Further, reference to "Bank" in this Section is intended to, and does, include reference to the Corporation or any other affiliate of the Bank and/or the Corporation that has been or is threatened with damage or injury as a result of Executive's violation of this Section.

                  5.4.7 Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

                  5.4.8 Change in Control. The non-competition provision detailed in Section 5.4.1 hereof shall not be enforceable following a Change in Control, nor shall any benefits hereunder be denied as a result of any claim by the Bank or the Corporation under such Section 5.4.1 after any Change in Control.

         5.5 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if at any time the insurance company denies coverage for material misstatements of fact made by the Executive on any application for life insurance purchased by the Bank, regardless of when such material misstatements or alleged material misstatements were made, or if such coverage is denied for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

         6.1 Claims Procedure. An Executive or beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

                  6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

                  6.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 30 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 30 days by notifying the claimant in writing, prior to the end of the initial 30-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expect to render their decision.

                  6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                           6.1.3.1 The specific reasons for the denial,

                           6.1.3.2 A reference to the specific provisions of the Agreement on which the denial is based,

                           6.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

                           6.1.3.4 An explanation of the Agreement's review procedures and the time limits applicable to such procedures, and

                           6.1.3.5 A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

         6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

                  6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

                  6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

                  6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

                  6.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

                  6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                           6.2.5.1 The specific reasons for the denial,

                           6.2.5.2 A reference to the specific provisions of the Plan on which the denial is based,

                           6.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

                           6.2.5.4 A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

         No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 Administration. The Bank shall have powers, which are necessary to administer this Agreement, including but not limited to:

                  8.1.1 Interpreting the provisions of the Agreement;

                  8.1.2 Establishing and revising the method of accounting for the Agreement;

                  8.1.3 Maintaining a record of benefit payments; and

                  8.1.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         8.2 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Tennessee, except to the extent preempted by the laws of the United States of America.

         8.3 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

         8.4 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

         8.5 Administrator. The Bank shall be the administrator under this Agreement. The Bank may delegate to others certain aspects of the management and operational responsibilities including the service of advisors and the delegation of ministerial duties to qualified individuals.

         8.6 Right of Offset. The Bank shall have the right to offset the benefits against any unpaid obligation the Executive may have with the Bank.

         8.7 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         8.8 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

         8.9 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

                           To the Bank:      Chairman, Human Resources Committee
                                    Capital Bank & Trust Company
                                    1820 West End Avenue
                                    Nashville, Tennessee 37203

         To the Executive:          R. Rick Hart
                                    916 Chancery Lane
                                    Nashville, Tennessee 37205

         8.10 Facility of Payment. If the Executive is declared to be incompetent, or incapable of handling the disposition of his or her property, the Bank may pay such benefit to the duly appointed guardian, legal representative or person having the care or custody of the Executive. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

         8.11 Reorganization. The Corporation shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Corporation hereunder.

         8.12 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         8.13 Nature of Obligations. Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

         8.14 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.15 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         8.16 Counterparts. This Agreement may be executed in one or more counterparts, each off which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         8.17 Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA(12 U.S.C. Section 1828(k)) and any regulations promulgated thereunder.

         IN WITNESS WHEREOF, the Executive and duly authorized officers of the Bank have signed this Agreement.

EXECUTIVE:                                  BANK:
                                            CAPITAL BANK & TRUST COMPANY

/s/ R. Rick Hart                            By /s/ Clenna Ashley
---------------------------                    --------------------------------
   . Rick Hart                                 Title  CHAIRMAN AUDIT COMMITTEE
                                               BY /s/ MICHAEL D. SHMERLING
                                               --------------------------------
                                               Chairman - Compensation Committee

By execution hereof, Capital Bancorp, Inc. consents to and agrees to be bound by the terms and conditions of this Agreement.

ATTEST:                                    CORPORATION:
                                           CAPITAL BANCORP, INC.

/s/ Robert P. Alexander                    By /s/ Albert J. Dale, III
---------------------------                   ----------------------------------

                                              Title Director

                                   SCHEDULE A
                          CAPITAL BANK & TRUST COMPANY

                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

                                LIFETIME BENEFITS

                                  R. RICK HART

                                                                                            CHANGE IN
                                                      EARLY             DISABILITY           CONTROL
                                                   TERMINATION            ANNUAL              ANNUAL
PLAN     ATTAINED      VESTING        ACCRUED     ANNUAL BENEFIT          BENEFIT            BENEFIT
YEAR       AGE         SCHEDULE       BENEFIT           (1)                 (1)                (1)
 1         55           100.00%       $   82,325      $ 15,931            $ 15,931           $126,000
 2         56           100.00%       $  170,164      $ 30,862            $ 30,862           $126,000
 3         57           100.00%       $  263,886      $ 44,856            $ 44,856           $126,000
 4         58           100.00%       $  363,884      $ 57,971            $ 57,971           $126,000
 5         59           100.00%       $  470,579      $ 70,263            $ 70,263           $126,000
 6         60           100.00%       $  584,420      $ 81,784            $ 81,784           $126,000
 7         61           100.00%       $  705,885      $ 92,581            $ 92,581           $126,000
 8         62           100.00%       $  835,485      $102,701            $102,701           $126,000
 9         63           100.00%       $  973,764      $112,185            $112,185           $126,000
 10        64           100.00%       $1,121,305      $121,075            $121,075           $126,000
 11        65           100.00%       $1,211,891      $126,000            $126,000           $126,000

(1) Payments commence at Normal Retirement Age

                             BENEFICIARY DESIGNATION

                          CAPITAL BANK & TRUST COMPANY
                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

                                  R. RICK HART

I, R. RICK HART, designate the following as beneficiary of any death benefits under the Supplemental Executive Retirement Plan Agreement:

PRIMARY: R. RICK HART FAMILY TRUST UNDER LAST WILL & TESTAMENT DATED 9/10/03,

Montie B. Hart, Trustee

CONTINGENT: ____________________________________________________________________

________________________________________________________________________________

NOTE: TO NAME A TRUST AS BENEFICIARY, PLEASE PROVIDE THE NAME OF THE TRUSTEE(S)
      AND THE EXACT NAME AND DATE OF THE TRUST AGREEMENT.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature /s/ R. Rick Hart
          --------------------------

Date 9/11/03

Accepted by the Bank this 11th day of September , 2003.

By  /s/ Sally P. Kimble
    --------------------------------

Title  EVP/CFO